UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 11, 2018

Xtant Medical Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34951	20-5313323
(Commission File Number)	(IRS Employer Identification No.)

664 Cruiser Lane
Belgrade, Montana	59714
(Address of Principal Executive Offices)	(Zip Code)

(406) 388-0480
(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On January 11, 2018, Xtant Medical Holdings, Inc. (the “Company,” “we” or “us”), announced that it entered into a Restructuring and Exchange Agreement (the “Restructuring Agreement”) with ROS Acquisition Offshore LP (“ROS”), OrbiMed Royalty Opportunities II, LP (“OrbiMed”, and together with ROS, the “Investors”), Bruce Fund, Inc. (“Bruce Fund”), Park West Partners International, Limited (“PWPI”), Park West Investors Master Fund, Limited (“PWIMF”), and Telemetry Securities, L.L.C. (“Telemetry”, and together with Bruce Fund, PWPI and PWIMF, the “Consenting Noteholders”), which constitute all of the holders (collectively, the “Noteholders”) of the Company’s outstanding 6.00% convertible senior unsecured notes due 2021 (the “Notes”).

Under the Restructuring Agreement, the Investors have agreed to convert certain Notes issued to the Investors in January 2017 (the “2017 Notes”) in the aggregate principal amount of $1.627 million, plus accrued and unpaid interest (the “Tier 1 Transaction”), at the $0.7589 per share conversion rate originally provided thereunder, into approximately 2.3 million shares of common stock of the Company, par value $0.000001 per share (“Common Stock”). The Tier 1 Transaction is expected to occur prior to the January 18, 2018 record date that has been set for an upcoming Special Meeting of the stockholders of the Company (the “Special Meeting”). After completion of the Tier 1 Transaction and after giving effect to a contemplated 1:12 reverse stock split of the Common Stock, upon approval of the stockholders at the Special Meeting, the remaining $70.238 million aggregate principal amount of the Notes held by the Noteholders (the “Remaining Notes”), plus accrued and unpaid interest, will be exchanged for newly-issued shares of Common Stock at an exchange rate of 138.8889 shares per $1,000 principal amount of notes, for an exchange price of $7.20 per share (which, on a pre-reverse stock split basis, equates to an exchange price of $0.60 per share) (the “Tier 2 Transaction”).

Assuming that all of the proposals at the Special Meeting are approved by our stockholders and the Tier 2 Transaction is consummated on February 15, 2018, the Remaining Notes will be exchanged for approximately 10.4 million newly-issued shares of Common Stock (which, on a pre-reverse stock split basis, equates to approximately 124.6 million shares of Common Stock) in the Tier 2 Transaction. Furthermore, if the proposals at the Special Meeting are approved by our stockholders, pursuant to the terms of the Restructuring Agreement, the Investors have also agreed to purchase from the Company in a private placement, simultaneously with the consummation of the Tier 2 Transaction, an aggregate of $6,809,887 of Common Stock at a price per share of $7.20 (which, on a pre-reverse stock split basis, equates to a price per share of $0.60) (the “Private Placement” and, together with the Tier 1 Transaction and the Tier 2 Transaction, the “Transactions”). Assuming that the Tier 2 Transaction and the Private Placement are consummated on February 15, 2018, following the consummation of the Transactions, the Investors would own, in the aggregate, approximately 70.4%, and the Noteholders would own, in the aggregate, approximately 88.5%, of the outstanding Common Stock. Consequently, existing non-Noteholder stockholders of the Company, who currently own approximately 95.7% of the outstanding Common Stock, would own approximately 11.3% of the outstanding Common Stock following the consummation of the Transactions. Following the consummation of the Tier 2 Transaction and the Private Placement, the Company intends to launch a rights offering to allow stockholders of the Company to purchase Common Stock at the same price per share as the Tier 2 Transaction and the Private Placement.

Actions Required to Be Completed Prior to or Simultaneously with the Execution of the Restructuring Agreement.

In addition to other standard obligations and approvals that the Company needed to complete under the terms of the Restructuring Agreement, the following actions were required to be completed before or at the same time as the parties executed the Restructuring Agreement:

Fairness Opinion

Prior to the execution of the Restructuring Agreement, the Board of Directors of the Company (the “Board”) received the fairness opinion of Duff & Phelps, LLC, which stated that as of January 10, 2018, and subject to the assumptions, limitations and qualifications contained therein, the exchange rate of 138.8889 shares per $1,000 principal amount of notes, for an exchange price of $7.20 is fair to the public stockholders of the Company, from a financial point of view, as an exchange rate for the Notes.

Support Agreement

On January 11, 2018, the Noteholders, the Company’s executive officers and directors and certain of the Company’s stockholders (collectively the “Support Equityholders”), who, as of such date, held approximately 24.8% of the outstanding Common Stock, entered into a support agreement (the “Support Agreement”) simultaneously with the execution of the Restructuring Agreement. Under the Support Agreement, the Support Equityholders agreed to vote their shares of Common Stock in favor of the approval of: (i) the amendment to the Company’s certificate of incorporation and the issuance of Common Stock pursuant to the exchange of the Notes under the Tier 2 Transaction, (ii) any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the such proposals on the date on which such meeting is held, and (iii) any other proposal included in the proxy statement for the Special Meeting that relates to the consummation of the transactions contemplated by the Restructuring Agreement that the Board recommended the stockholders approve. The Support Equityholders also appointed OrbiMed and ROS as attorney-in-fact and proxy to vote all applicable shares of the Support Equityholders consistent with the provisions of the Support Agreement. The Support Equityholders made standard representations and warranties related to their ownership of Common Stock.

Actions Required to Be Completed Prior to the Closing of the Restructuring Agreement.

In addition to other standard obligations, approvals and securities filings that the Company needs to complete under the terms of the Restructuring Agreement, the following actions are required to be completed between the signing and the closing of the Transactions:

2017 Notes Amendment

As a condition to the closing of the Transactions, on or prior to the record date for the Special Meeting, the Company, ROS and OrbiMed are required to enter into an amendment to the 2017 Notes (the “2017 Notes Amendment”), which will amend the 2017 Notes by removing the limitations on stock ownership that prevent any holder or any of its affiliates from effecting a conversion of the 2017 Notes if such conversion would result in the holder or any of its affiliates beneficially owning in excess of 9.99% of the then outstanding shares of Common Stock and providing that the Conversion Consideration (as defined therein) shall be payable upon all outstanding principal amount plus accrued and unpaid interest of the 2017 Notes. The 2017 Notes Amendment is required to enable OrbiMed and ROS to convert the 2017 Notes pursuant to the Tier 1 Transaction.

Success Bonuses

The Restructuring Agreement contemplates that certain success bonuses be agreed to following the entry into the Restructuring Agreement, which are as follows: (i) up to four senior members of management will each be paid a Transaction success bonus of $35,000 in cash and (ii) Carl O’Connell, the Chief Executive Officer of the Company, will be paid a Transaction success bonus of $70,000 in cash, in each case, with half paid within 45 days following the closing of the Transactions and half paid within 90 days following the closing of the Transactions, provided they are employed by the Company through the time of the payment of the bonus. Additional retention bonuses for these members of management may be negotiated within 90 days following the closing of the Transactions.

Actions Required to Be Completed On the Closing of the Restructuring Agreement.

In addition to other standard obligations, approvals and securities filings that the Company will need to complete under the terms of the Restructuring Agreement, the following actions are required to be completed or delivered by or at the final closing of the Transactions:

Stockholder Approval

The Company is required to hold the Special Meeting in order to obtain stockholder approval for all applicable proposals related to the Transactions.

2016 Notes Amendment

As a condition to the closing of the Transactions, the Company, ROS and OrbiMed are required to enter into an amendment to certain Notes issued to the Investors on April 14, 2016 (the “2016 Notes Amendment”), which will amend such Notes by clarifying that the restriction that prevents any holder or any of its affiliates from effecting a conversion thereof if such conversion would result in the holder or any of its affiliates beneficially owning in excess of 9.99% of the then outstanding shares of Common Stock shall not be applicable to the Tier 2 Transaction. The 2016 Notes Amendment is required to enable OrbiMed and ROS to exchange such Notes pursuant to the Tier 2 Transaction.

Indenture Amendment

As a condition to the closing of the Transactions, the Company and Wilmington Trust, National Association (the “Trustee”), are required to enter into an amendment (the “Indenture Amendment”), to the Indenture, dated as of July 31, 2015, between the Company and the Trustee (the “Indenture”), which will amend the Indenture by clarifying that the restriction that prevents any holder or any of its affiliates from effecting a conversion thereof if such conversion would result in the holder or any of its affiliates beneficially owning in excess of 9.99% of the then outstanding shares of Common Stock shall not be applicable to the Tier 2 Transaction. The Indenture Amendment is required to enable the Noteholders to exchange their Notes pursuant to the Tier 2 Transaction.

Charter Amendment

Pursuant to the terms of the amendment to the Company’s Certificate of Incorporation and following stockholder approval at the Special Meeting, the Company amend and restate the Company’s Certificate of Incorporation to, among other things:

•	effect a reverse stock split at a ratio of 1-for-12;

•	after giving effect to the reverse stock split, decrease the number of authorized shares of Common Stock available for issuance from 95,000,000 to 50,000,000 and increase the number of authorized shares of preferred stock available for issuance from 5,000,000 to 10,000,000;

•	authorize our Board to increase or decrease the number of shares of any series of our capital stock, provided that such increase or decrease does not exceed the number of authorized shares or be less than the number of shares then outstanding;

•	authorize our Board to issue new series of preferred stock without approval of the holders of Common Stock or other series of preferred stock, with such powers, preferences and rights as may be determined by our Board;

•	authorize a majority of our Board to fix the number of directors of the Company;

•	indemnify the members of our Board to the fullest extent permitted by law;

•	remove the classification of our Board to require all directors to be elected annually;

•	provide that special meetings of the stockholders of the Company may only be called by our Board, the chairman of our Board or the chief executive officer of the Company;

•	provide that no stockholder will be permitted to cumulative voting at any election of directors;

•	elect not to be governed by Section 203 of the General Corporation law of the State of Delaware;

•	elect the Court of Chancery of the State of Delaware to be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any director, officer or other employee of the Company, any action under the Delaware General Corporation Law, the Certificate of Incorporation or the bylaws of the Company or any actions governed by the internal affairs doctrine; and

•	require the vote of at least two-thirds of the voting power of the then outstanding shares of capital stock of the Company to amend or repeal certain provisions of the Certificate of Incorporation of the Company.

Registration Rights Agreement

As a condition to the closing of the Transactions, we are required to enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Noteholders. Upon demand by the Noteholders, the proposed Registration Rights Agreement requires us to, among other things, file with the Securities and Exchange Commission (the “SEC”) a shelf registration statement (which, initially, will be on Form S-1 and, as soon as we are eligible, will be on Form S-3) covering the resale, from time to time, of the Common Stock issuable upon conversion or exchange of the Notes or issued in the Private Placement within 90 days of such demand and use our best efforts to cause the shelf registration statement to become effective under the Securities Act no later than the 180th day after such demand.

Investor Rights Agreement

As a condition to the closing of the Transactions, we are required to enter into an Investor Rights Agreement (the “Investor Rights Agreement”) with OrbiMed, ROS, PWPI and PWIMF. Under the proposed Investor Rights Agreement, ROS and OrbiMed are permitted to nominate a majority of the directors and designate the chairperson of the Board at subsequent annual meetings, as long as they maintain an ownership threshold in the Company of at least 40% of the then outstanding Common Stock (the “Ownership Threshold”). If ROS and OrbiMed are unable to maintain the Ownership Threshold, the Investor Rights Agreement contemplates a reduction of nomination rights commensurate with the Company ownership interests.

For so long as the Ownership Threshold is met, the Company must obtain the approval of ROS and OrbiMed to proceed with the following actions: (i) issue new securities; (ii) incur over $250,000 of debt in a fiscal year; (iii) sell or transfer over $250,000 of assets or businesses of the Company or its subsidiaries in a fiscal year; (iv) acquire over $250,000 of assets or properties in a fiscal year; (v) make capital expenditures over $125,000 individually, or $1,500,000 in the aggregate during a fiscal year; (vi) approve the Company’s annual budget; (vii) hire or terminate the Company’s chief executive officer; (viii) appoint or remove the chairperson of the Board; and (ix) make, loans to, investments in, or purchase, or permit any subsidiary to purchase, any stock or other securities in another entity in excess of $250,000 in a fiscal year. As long as the Ownership Threshold is met, the Company may not increase the size of the Board beyond seven directors without the approval of a majority of the directors nominated by ROS and OrbiMed.

The Investor Rights Agreement grants OrbiMed, ROS, PWPI and PWIMF the right to purchase from the Company a pro rata amount of any new securities that the Company may propose to issue and sell. The Investor Rights Agreement may be terminated (a) upon the mutual written agreement of all the parties, (b) upon written notice of the Company, ROS or OrbiMed if ROS and OrbiMed’s ownership percentage of the then outstanding Common Stock is less than 10%, or (c) upon written notice of ROS and OrbiMed. PWPI and PWIMF’s right to purchase from the Company a pro rata amount of any new securities will also terminate at such time as their aggregate ownership percentage of the then outstanding Common Stock is less than 8.5%.

Credit Agreement Amendment

As a condition to the closing of the Transactions, we, ROS and OrbiMed are required to enter into an amendment to its Amended and Restated Credit Agreement with ROS and OrbiMed, dated as of July 31, 2015 (the “Credit Facility”) which will amend the Credit Facility as follows:

(a)	Through December 31, 2018, the Company will have the option at its sole discretion (i) to pay “payment-in-kind” (“PIK”) interest at LIBOR plus 12% or (ii) pay cash interest at LIBOR plus 10%.

(b)	Beginning January 1, 2019 through June 30, 2019, the Company will have the option at its sole discretion to either (i) pay PIK interest at LIBOR plus 15% or (ii) pay cash interest at LIBOR plus 10%.

(c)	Beginning July 1, 2019 through the maturity date of the Credit Facility, the Company will pay cash interest at LIBOR plus 10%.

(d)	All prepayment or repayment fees under the Credit Facility will be reduced from 9% to 1%.

(e)	The following financial covenants will be revised as follows:

(i)	The Company will be required to maintain a minimum Adjusted EBITDA as follows:

Testing Period	Minimum Adjusted EBITDA
Three quarter period ended September 30, 2018	$2.2 million
Four quarter period ended December 31, 2018	$4.0 million
Four quarter period ended March 31, 2019	$5.5 million
Four quarter period ended June 30, 2019	$7.0 million
Four quarter period ended September 30, 2019	$8.5 million
Four quarter period ended December 31, 2019	$10 million
Four quarter period ended March 31, 2020	The greater of (a) $10 million or (b) 75% of projected Adjusted EBITDA for such period pursuant to projections, based on good faith estimates and assumptions believed to be reasonable at the time made, delivered to ROS no later than December 31, 2019
Four quarter period ended June 30, 2020	The greater of (a) $10 million or (b) 75% of projected Adjusted EBITDA for such period pursuant to projections, based on good faith estimates and assumptions believed to be reasonable at the time made, delivered to ROS no later than December 31, 2019

(ii)	The minimum liquidity of the Company shall be $500,000 at all times.

(iii)	The minimum revenue base covenant will not be applicable for quarters ended after December 31, 2017.

(iv)	The Company will maintain a consolidated senior leverage ratio no greater than as follows:

Four Fiscal Quarters Ended	Consolidated Senior Leverage Ratio
June 30, 2019	10.00:1.00
September 30, 2019	10.00:1.00
December 31, 2019	8.00:1.00
March 31, 2020	7.00:1.00
June 30, 2020	7.00:1.00

Private Placement

The Investors have also agreed to purchase from the Company in a private placement, upon terms and conditions reasonably satisfactory to the Investors and the Company, simultaneously with the consummation of the Tier 2 Transaction, an aggregate of $6,809,887 of Common Stock at a price per share of $7.20 (which, on a pre-reverse stock split basis, equates to a price per share of $0.60).

Rights Offering

Following the consummation of the Tier 2 Transaction and the Private Placement, the Restructuring Agreement requires us to launch a rights offering to allow stockholders of the Company to purchase Common Stock at the same price per share as the Tier 2 Transaction and the Private Placement.

Transfer Restrictions on Securities

The Restructuring Agreement restricts the transfer, sale or assignment of any Notes of a Noteholder between the signing and final closing of the Restructuring Agreement. The Restructuring Agreement does not restrict a Noteholder from transferring shares of Common Stock issued upon conversion or exchange of the Notes.

Covenants of the Company

The Company agreed to several standard covenants under the Restructuring Agreement. Until the final closing, the Company agrees to operate its businesses in the ordinary course of business based on past historic practices and operations, but also taking into account the Transactions. Without the prior written consent of the Investors, we may not engage in several specified actions, including, but not limited to the following: issue, sell or pledge additional securities; split, reclassify or otherwise acquire any of our outstanding securities; declare dividends; purchase, sell or encumber material properties or assets; acquire any business; amend our organizational documents; make certain employment compensation or benefit changes; prepay, incur or assume any indebtedness; redeem any capital stock or related interests; make certain changes in accounting methods; make any changes to tax elections or take certain other actions related to taxes; enter into any real property leases or fail to renew any lease of real property; enter into any contract that is material or could conflict with the Transactions; amend or terminate any material contract; pay, discharge, settle or satisfy any claims, liabilities or obligations; take any action that would conflict with or delay the Transactions; enter into any collective bargaining agreement or terminate the employment of any person that has an employment, severance or similar agreement with the Company; discharge or satisfy any lien or pay any obligation or liability; fail to maintain sufficient insurance coverage; commence any bankruptcy, dissolution, insolvency or similar proceeding; create additional subsidiaries of the Company; engage in any business other than the business the Company currently conducts; or commit to do any of the foregoing, in each case, subject to certain exceptions.

We also agreed to obtain, by the closing of the Transactions, prepaid directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the closing for six years from the closing, covering each existing member of the Board on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of the Restructuring Agreement. Without the prior written consent of the Investors, we may not expend in excess of 300% of the amount paid by us for coverage for the most recently completed 12-month period prior to the date of the Restructuring Agreement.

Prior to the receipt of the stockholder approval at the Special Meeting, the Company may initiate, solicit or make certain proposals and engage in or participate in any discussions or negotiations with any persons with respect to potential acquisition proposals of the Company. Upon receipt of such an acquisition proposal, the Company agrees to disclose all applicable information to the Noteholders.

Representations and Warranties

In the Restructuring Agreement, we made customary representations and warranties to the Noteholders relating to us, our business, and the shares of our Common Stock to be issued to the Noteholders. These representations and warranties were made only for purposes of that agreement and as of specific dates, are solely for the benefit of the parties to the Restructuring Agreement, may be subject to limitations agreed upon by the parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Restructuring Agreement instead of establishing these matters as facts), and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors.

Investors should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of the Company or any of their respective subsidiaries or affiliates. The representations, warranties and covenants made in the Restructuring Agreement by the Company and the Noteholders were made solely by the parties to, and for the purposes of, the Restructuring Agreement and as of specific dates and were qualified and subject to important limitations agreed to by the Company and the Noteholders in connection with negotiating the terms of the Restructuring Agreement. In particular, in your review of the representations and warranties contained in the Restructuring Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the Restructuring Agreement may have the right not to consummate the Transactions if the representations and warranties of another party prove to be untrue due to a change in circumstance or otherwise, and allocating risk among the parties to the Restructuring Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the confidential disclosure schedule that the Company provided to the Noteholders in connection with the Restructuring Agreement, which disclosures were not reflected in the Restructuring Agreement.

Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Restructuring Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company or their subsidiaries or affiliates. The provisions of the Restructuring Agreement, including the representations and warranties, should not be read alone, but instead should only be read together with all periodic and current reports and statements that the Company files with the SEC.

Termination

The Restructuring Agreement may be terminated as follows:

•	by written consent of the Company and the Investors;

•	by any party if the closing is not consummated by May 15, 2018; provided that the terminating party has not been a principal cause of the failure to close due to its failure to perform obligations under the Restructuring Agreement;

•	by any party, if certain legal restraints preventing the Transactions have occurred and have become final and nonappealable;

•	by the Investors, if the stockholder approval under at the Special Meeting is not obtained;

•	by the Investors, if any of the Company or the Consenting Noteholders materially breach any provision of the Restructuring Agreement that would give rise to the failure of an Investor closing condition and is not cured within 10 days after receipt of written notice;

•	by the Company, if the Investors or the Consenting Noteholders materially breach any provision of the Restructuring Agreement that would give rise to the failure of a Company closing condition and is not cured within 10 days after receipt of written notice;

•	solely with respect to its obligations under the Restructuring Agreement, by any Consenting Noteholder, if any of the Company or the Investors materially breach any provisions of the Restructuring Agreement that would give rise to the failure of a Consenting Noteholder closing condition and is not cured within 10 days after receipt of written notice; or

•	by the Company, upon entering into a definitive agreement with respect to a superior acquisition proposal.

Indemnification

The Company agrees to indemnify certain officers and representatives of the Company and certain affiliates and representatives of the Noteholders for all damages arising from any losses based upon any act related to the Company, the Transactions, the Restructuring Agreement or any related documents.

Fees and Expenses

The Company agreed under the Restructuring Agreement to pay (i) all reasonable costs and expenses that it incurs with respect to the Transactions and (ii) at the closing of the Tier 2 Transaction and the Private Placement, all documented costs and expenses presented for payment by the counsel and professionals retained by each Noteholder (provided that such fees shall not exceed $10,000 in the aggregate for any Consenting Noteholder).

The foregoing description of the Restructuring Agreement does not purport to be complete and is qualified in its entirety by the full text of the Restructuring Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated by reference herein.

Item 3.02	Unregistered Sale of Equity Securities.

The disclosure set forth above under Item 1.01 in connection with the Private Placement and the Tier 2 Transaction is incorporated herein by reference. The issuance of Common Stock under the Private Placement and the Tier 2 Transaction will be made in reliance on an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder.

Item 5.01	Change in Control of Registrant.

The disclosure set forth above under Item 1.01 is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth above under Item 1.01 is incorporated herein by reference.

Prior to the Special Meeting, our Board consisted of three classes of directors with staggered terms of three years each. Following the approval of proposal at the Special Meeting that will amend the Company’s Certificate of Incorporation, our Board will be declassified and will only have one class of directors, whom will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. The term of each director will expire at the Company’s subsequent annual meeting of the stockholder, at which time such directors will stand for re-election.

The following nominees with be up for election at the Special Meeting: John Bakewell, Michael Eggenberg, Michael Mainelli, Robert McNamara, Jeffrey Peters and Matthew Rizzo, who will be described in more detail in the proxy statement filed in connection with the Special Meeting. Following the closing of the Transactions and the election of the nominees, the current members of our Board will resign.

Item 5.03.	Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth above under Item 1.01 is incorporated herein by reference.

Pursuant to the Restructuring Agreement, as of the closing of the Restructuring Agreement, the Company’s Certificate of Incorporation and bylaws will be amended and restated.

Item 5.07	Submission of Matters to a Vote of Security Holders

The disclosure set forth above under Item 1.01 is incorporated herein by reference.

Additional Information

The Company will file a proxy statement with the SEC to solicit approval of the above-described proposals at the Special Meeting. The Company’s stockholders are urged to read the proxy statement when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the proxy statement, as well as other filings with the SEC containing information about the Company and the transaction may be obtained, when available, at the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained, when available, without charge, by calling us at (406) 388-0480 or sending your request in writing to us at the following address: 664 Cruiser Lane, Belgrade, Montana 59714, Attention: Corporate Secretary.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Restructuring and Exchange Agreement, dated as of January 11, 2018, by and among Xtant Medical Holdings, Inc., ROS Acquisition Offshore LP, OrbiMed Royalty Opportunities II, LP, Bruce Fund, Inc., Park West Partners International, Limited, Park West Investors Master Fund, Limited, and Telemetry Securities, L.L.C.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2018
XTANT MEDICAL HOLDINGS, INC.

By: /s/ Carl D. O’Connell
	Name:	Carl D. O’Connell
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Restructuring and Exchange Agreement, dated as of January 11, 2018, by and among Xtant Medical Holdings, Inc., ROS Acquisition Offshore LP, OrbiMed Royalty Opportunities II, LP, Bruce Fund, Inc., Park West Partners International, Limited, Park West Investors Master Fund, Limited, and Telemetry Securities, L.L.C.